Exhibit 99.1

CEDC Reorganization Plan Wins U.S. Bankruptcy Court Approval;

Closing of Transaction Expected on or about May 31

WARSAW, Poland – May 13, 2013 – Central European Distribution Corporation (CEDC) and Roust Trading Ltd. (RTL) announced that CEDC’s Prepackaged Plan of Reorganization (the Plan) today won approval from the U.S. Bankruptcy Court for the District of Delaware, clearing the way for CEDC to emerge from the restructuring process as a financially stronger company.

The approval means that the Court has confirmed the Plan submitted to the Court by CEDC and that the company may proceed with the closing of the restructuring transactions contemplated by the Plan, which, assuming all conditions are met, is expected on or about May 31.

“The Court’s approval of our financial restructuring is a very positive step forward for the Company,” said Roustam Tariko, CEDC Chairman. “The Company’s world-class brands are now able to continue to build on their success locally and globally and perform as category leaders.”

Required competition authority approvals already have been granted by regulatory authorities in the Company’s key markets of Poland, Russia and Ukraine.

At the closing of the transaction, which eliminates approximately $665.2 million of debt from the balance sheets of CEDC and its U.S. subsidiaries, the Company will make a cash payment to holders of its 2013 Convertible Notes and certain of its 2016 Senior Secured Notes and issue new notes to holders of its 2016 Senior Secured Notes and new shares to RTL, cancelling all previously issued 2013 Convertible Notes and 2016 Senior Secured Notes and shares of outstanding CEDC common stock. As a result of the cancellation of CEDC’s common stock, as at the day of closing of the transaction CEDC will cease to be a public company in the U.S. and in Poland and anticipates that its common stock will no longer be subject to listing and trading on the Warsaw Stock Exchange. RTL, owned by Mr. Tariko, will receive 100% of the outstanding stock of the reorganized Company in exchange for funding CEDC’s cash payments under the Plan and the cancellation of CEDC’s existing debt obligations to RTL.

The approval of the Plan marks the culmination of more than a year’s worth of work to bolster the Company’s financial structure and create a long-term business alliance with Mr. Tariko’s Russian Standard Vodka. During that process, two entities shared responsibility for safeguarding the interest of all CEDC constituencies from a corporate governance standpoint: the Special Committee of independent directors, headed by CEDC Vice Chairman N. Scott Fine, and the Restructuring Committee, consisting of Mr. Tariko and Mr. Fine and his fellow independent Director Markus Sieger. These committees were assisted by the firm of Skadden, Arps, Slate, Meagher and Flom LLP as legal advisor, the firm of Houlihan Lokey Capital Inc. as financial advisor, and the firm of Alvarez & Marsal LLC as chief restructuring officer.

CEDC and its U.S. subsidiaries, CEDC Finance Corporation International, Inc. and CEDC Finance Corporation LLC (collectively CEDC FinCo), on April 7, 2013, commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code.

The Chapter 11 filing did not involve the Company’s operating subsidiaries in Poland, Russia, Ukraine or Hungary. Those operations, which are independently funded and generate their own revenues, have continued normally and without interruption during the U.S. restructuring process.

The terms of the Plan were described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013 (the Offering Memorandum), filed as an exhibit to a tender offer statement on Schedule TO-I/A on March 8, 2013, as amended and supplemented by Supplement No. 1 to the Offering Memorandum, dated March 18, 2013 (the Supplement), filed as an exhibit to the Form 8-K filed on March 19, 2013.

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Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061